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                                                                 Exhibit 10.12.2

                                GTECH CORPORATION

                   AMENDMENT TO EXECUTIVE PERQUISITES PROGRAM

                                       AND

               AMENDMENT TO EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

GTECH has replaced its Perquisites Program for Executive Officers, with a single company contribution to the Executive Income Deferral Plan account. This change was approved by the Board of Directors and was effective January 1, 2004. The Perquisites Program was a calendar year plan. Since the Income Deferral Plan is non-qualified, the participant must elect contributions to defer prior to the start of the new fiscal year. The plan is intended to provide the Executive Officers with an opportunity to defer compensation as a means of saving for retirement. They may elect to defer salary and/or bonuses earned in the Fiscal Year. Regarding the above contributions replacing the Perquisites Program, the deferrals are required. However, prior to the start of Fiscal Year 2005, Executive Officers had a one time choice to receive the Perquisite Program payment in cash.

The Supplemental Retirement Plan was intended to provide additional retirement benefits to those Executive Officers whose Company profit sharing contribution to the GTECH 401(k) plan is limited as a result of limitations on compensation set forth in the Internal Revenue Code. Beginning in Fiscal Year 2005, with the elimination of profit sharing as approved by the Board of Directors, the Supplemental Retirement Plan is also being eliminated for Executive Officers. For Fiscal Year 2004, the Supplemental Retirement Plan funds were automatically transferred to the Executive's Income Deferral Plan account.